As filed with the Securities and Exchange Commission on March 22, 2002
                           Registration No. 333-75048
           ----------------------------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              GROWTH MERGERS, INC.

    Nevada                           7990                 88-0488069
   (State or other       (Primary Standard Industrial     (I.R.S. Employer
   jurisdiction             Classification Number)        Identification Number)
   of incorporation
   or organization)

                         3110 E. Sunset Road, Suite H-1,
                             Las Vegas, Nevada 89120

                           1901 - 1188 Quebec Street,
                   Vancouver, British Columbia, Canada V6A 4B
                            Telephone (604) 780-5654
          (Address and telephone number of principal executive offices)

                                  With copy to:
                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                     Tel: (949) 660-9700 Fax: (949) 660-9010
                               (Agent for Service)
           (Name, address and telephone number for Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

Title of each                                 Proposed            Proposed         Amount
Class of  Securities     Amount               maximum             max aggregate    of
To be registered         to be registered     offering price(1)   offering price   registration fee
---------------------------------------------------------------------------------------------------
Common Shares            11,823,500           $    0.20           $2,364,700       $ 624.28

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.


                   Subject to completion, dated March 22, 2002

                                   PROSPECTUS

                              GROWTH MERGERS, INC.
                              A NEVADA CORPORATION

            11,823,500 Shares of Common Stock of Growth Mergers, Inc.

This prospectus relates to 11,823,500 common shares of Growth Mergers Inc., a Nevada corporation, which may be resold from time to time by certain selling stockholders of the company. Our common stock is not currently listed on any national exchange or electronic quotation system. In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

You should carefully consider the Risk Factors beginning on Page 2 of this
--------------------------------------------------------------------------
prospectus before purchasing any of the common stock offered by this prospectus.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Our selling stockholders may not offer or sell their shares of our common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will offer the shares at the designated range until their shares are quoted on the Over the Counter (OTC) Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The offering price of the shares offered herein will range from $0.01 to $0.20 per share.

                    Estimated        Underwriting discounts   Proceeds to issuer
                 Maximum Offering       and commissions
                  Price Range to
                     Public
                 ----------------    ----------------------   ------------------
Per share        $0.01 to 0.20               $0.00                  $0.00
Total maximum    $  119,835 to               $0.00                  $0.00
                 $2,396,700.00







                 The date of this prospectus is March 22, 2002.

                          [LOGO - GROWTH MERGERS INC.]


                                Table of Contents
                                -----------------

PROSPECTUS SUMMARY.............................................................1

THE OFFERING...................................................................1

SELECTED FINANCIAL INFORMATION.................................................1

RISK FACTORS...................................................................2

     We are a start up company with a limited operating history in an uncertain market.......................................................2
     Our ability to continue as a going concern is in doubt....................2
     If we are not able to obtain future financing when required, we might be forced to discontinue our business............................2
     We have a history of net losses and negative cash flows. If we are unable to become profitable, it is unlikely that we will be able to continue our operations...........................................2
     We have been unable to fund our operations with internally generated funds because our business has generated negative cash flow. We will need to generate funds internally or raise additional capital to fund our operations during the next fiscal year or we will be unable to continue as a going concern..................2
     We expect that a substantial number of our securities will be sold in the market by our selling stockholders in the near future.
     This could cause our share price to decline significantly.................3
     Because some of our officers and directors are located in non-U.S. Jurisdictions, investors may have no effective recourse against management for misconduct and you may not be able to enforce judgments and civil liabilities against our officers, directors, experts and agents........................................................3
     Because we face intense competition, an investment in our
     company is highly speculative.............................................3
     If our security systems are breached, or our systems are
     sabotaged, we would lose business and investors could lose their investment..........................................................3
     Because we depend on a small group of qualified people, if we cannot hire and retain qualified personnel, we might be forced to discontinue our operations.............................................4
     Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters
     requiring shareholder approval............................................4
     Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering......................................4
     Because we do not have sufficient insurance to cover our
     business losses, we might have uninsured losses, increasing the possibility that you would lose your investment.......................4
     Because we can issue additional common shares, purchasers
     of our common stock may incur immediate dilution and may
     experience further dilution...............................................4
     Our common shares are considered to be penny stock, which
     may adversely affect the liquidity of our common shares...................5
     There is no active trading market for our common shares...................5
     Changes in laws and regulations regarding the dissemination of adult content may restrict our ability to sell or license our products..............................................................5
     Acquisitions could dilute shareholders and affect ongoing
     operations................................................................5
     The adult entertainment industry is sensitive to economic
     conditions................................................................5
     Our intellectual property may not be adequately protected.................6
     We face potential liability for Internet content..........................6
     We may be impeded or prohibited from carrying on business
     by governmental regulation................................................6
     Risks associated with brand development...................................6
     Our provision of sexually explicit content may give us a
     bad reputation in the investment community, who may refuse to do business with us....................................................6
     We face liability from the government, models and performers as a result of not adhering to laws and regulations relating to their activity.........................................................6
     We are required by Section 78.7502 of the Nevada General
     Corporation Law to indemnify our officers and directors in certain circumstances for claims against them.............................7
     Our common stock will be subject to "penny stock" rules...................7

FORWARD LOOKING STATEMENTS.....................................................7

USE OF PROCEEDS................................................................8

Growth Mergers, Inc. Registration Statement                               Page i

                          [LOGO - GROWTH MERGERS INC.]



DETERMINATION OF OFFERING PRICE................................................8

DILUTION.......................................................................8

DIVIDEND POLICY................................................................8

SELLING STOCKHOLDERS...........................................................8

PLAN OF DISTRIBUTION..........................................................10

LEGAL PROCEEDINGS.............................................................11

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS..................11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................14

DESCRIPTION OF SECURITIES.....................................................14

EXPERTS.......................................................................15

LIMITATION OF LIABILITY AND INDEMNIFICATION...................................15

DESCRIPTION OF BUSINESS.......................................................15

   GROWTH OF THE INTERNET.....................................................16
   TARGET MARKET..............................................................17
   TECHNOLOGY.................................................................17
   ANTICIPATED SOURCES OF REVENUE.............................................17
   PRODUCTS AND SERVICES......................................................17
   COMPETITION................................................................17
   GROWTH STRATEGY............................................................18

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATION.....................................................................18

   OVERVIEW...................................................................19
   LIQUIDITY AND CAPITAL RESOURCES............................................21
   DESCRIPTION OF PROPERTY....................................................21
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................21
   EXECUTIVE COMPENSATION.....................................................22
   ADDITIONAL INFORMATION.....................................................22
   TRANSFER AGENT AND REGISTRAR...............................................23
   REPRESENTATIONS............................................................23

FINANCIAL STATEMENTS..........................................................24

INDEPENDENT AUDITORS' REPORT..................................................25

PART II.......................................................................33

INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................33

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION...................................33

RECENT SALES OF UNREGISTERED SECURITIES.......................................33

EXHIBITS......................................................................35

   A.  EXHIBITS...............................................................35
   B.  FINANCIAL STATEMENT SCHEDULES..........................................35

UNDERTAKINGS..................................................................35

POWER OF ATTORNEY.............................................................36

SIGNATURES....................................................................36



Growth Mergers, Inc. Registration Statement                              Page ii

                          [LOGO - GROWTH MERGERS INC.]



PROSPECTUS SUMMARY

We were incorporated under the laws of the State of Nevada on February 1, 2001. Our United States offices are located at 2267 Aria Drive, Henderson, Nevada 89052. Our principal office is located at Suite 1901 - 1188 Quebec Street, Vancouver, British Columbia, Canada, V6A 4B3.

We have one wholly-owned subsidiary, Adult Mergers, Inc. Adult Mergers was incorporated under the laws of the State of Nevada on March 8, 2001. Its United States office is located at 2267 Aria Drive, Henderson, Nevada 89052, and its principal office is located at Suite 1901 - 1188 Quebec Street, Vancouver, British Columbia, Canada V6A 4B3.

We own and operate adult entertainment websites www.insidedesire.com and
                                                --------------------
www.insidehardcore.com through our subsidiary Adult Mergers Inc.
----------------------


We have received a going concern opinion from our auditors because we have not generated revenues, have just recently commenced business on October 19, 2001 and our deficit is $395,409 as of January 31, 2002.


THE OFFERING

This prospectus relates to 11,823,500 shares of our common stock to be sold by the selling stockholders identified in this prospectus.


SELECTED FINANCIAL INFORMATION


The following table presents summary historical consolidated financial information for the first fiscal year ended of July 31, 2001, for the 6 months ended of January 31, 2002 and the twelve months of operation ending January 31, 2002 and certain balance sheet information. The financial information disclosed is for the six-month period of February 1, 2001 to July 31, 2001 and the six-month period ended January 31, 2002. The Selected Financial Information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing in this Prospectus.


                 Summary of Consolidated Statement of Operations
                 -----------------------------------------------



                                 February 1 - January 31, 2002     January 31, 2002     July 31, 2001


Net Sales                                   -                            -                -
Net (Loss)                              (395,409)                    (368,970)         (26,439)


Net (Loss) per share-Basic              (  0.03)                      (  0.03)         (  0.01)
No. of shares outstanding                                          10,608,000       10,000,000


                      Summary of Consolidated Balance Sheet
                      -------------------------------------


Current Assets (Cash)                                                    76,541           73,756
Current Liabilities                                                      11,263              195
Total Assets                                                          1,030,554           73,756
(Deficit)                                                               395,409           26,439
Stockholders Equity                                                   1,019,291           73,561




Growth Mergers, Inc. Registration Statement                               Page 1

                          [LOGO - GROWTH MERGERS INC.]



RISK FACTORS

An investment in our common stock involves a high degree of risk. Prospective investors should carefully consider the following factors concerning the business of Growth Mergers Inc. and its subsidiary and the offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in shares of our common stock.

We are a start up company with a limited operating history in an uncertain
--------------------------------------------------------------------------
market.
-------

We have a limited operating history. From the date of our incorporation on February 1, 2001, to the date of this registration statement, we have not generated any revenues. Our operating activities during this period consisted primarily of developing an adult entertainment website through our subsidiary, Adult Mergers. Adult Mergers commenced operations on October 19, 2001 by the launch of our website www.insidedesire.com which has earned no revenues to date.
                      --------------------
Adult Mergers registered the URL and contracted development of the website to Teleteria, Inc., a developer of turnkey adult websites located in Stamford, Connecticut. Our prospects are subject to the risks and expenses encountered by start up companies, companies entering the adult entertainment market, and companies planning to move into the adult entertainment market. Our limited operating history and the uncertain nature of the markets addressed by us make it difficult or impossible to predict future results of our operations. We may not establish a clientele that will make us profitable, which might result in the loss of some or all of your investment in our common stock.

Our ability to continue as a going concern is in doubt.
------------------------------------------------------

We are in the development stage and have not generated any revenues since our inception. Our only source of funds has been the sale of our common stock. We continue to incur operating expenses, legal and accounting expenses, consulting fees and promotional expenses. These factors raise substantial doubt about our ability to continue as a going concern. Our auditors have raised a concern regarding our ability to continue as a going concern.

If we are not able to obtain future financing when required, we might be forced
-------------------------------------------------------------------------------
to discontinue our business.
----------------------------

We may need to raise additional funds in order to complete our infrastructure, identify and complete acquisitions and mergers of other adult entertainment entities, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. There can be no assurance that additional financing will be available when needed on terms favorable to us. There is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business, which might result in the loss of some or all of your investment in our common stock.

We have a history of net losses and negative cash flows. If we are unable to
----------------------------------------------------------------------------
become profitable, it is unlikely that we will be able to continue our
----------------------------------------------------------------------
operations.
-----------


We have sustained losses and negative cash flows in the past fiscal year ended July 31, 2001 and the twelve months ended January 31, 2002. For this period, we had an aggregate net loss of $395,409. If we continue to sustain losses and negative cash flows, it is unlikely that we will be able to continue our operations. Our ability to become profitable primarily depends on our ability to generate significant revenue and improve the efficiency of our operations.


We have been unable to fund our operations with internally generated funds
--------------------------------------------------------------------------
because our business has generated negative cash flow. We will need to generate
-------------------------------------------------------------------------------
funds internally or raise additional capital to fund our operations during the
------------------------------------------------------------------------------
next fiscal year or we will be unable to continue as a going concern.
---------------------------------------------------------------------

We have required and will continue to require substantial capital to fund our business operations. We expect to require additional funds to continue or to extend product development and marketing. We may obtain additional financing


Growth Mergers, Inc. Registration Statement                               Page 2

                          [LOGO - GROWTH MERGERS INC.]


through private placements of debt or equity or through collaborative arrangements with our partners including, but not limited to, our international partners. If adequate funds are not available when required or on acceptable terms, we may be forced to delay, scale back, or eliminate our product development activities and sales and marketing efforts. If this were to become necessary, it could adversely affect our business, results of operations and our financial condition.

We expect that a substantial number of our securities will be sold in the market
--------------------------------------------------------------------------------
by our selling stockholders in the near future. This could cause our share price
--------------------------------------------------------------------------------
to decline significantly.
-------------------------

The market price of our common stock could decline significantly if our existing stockholders sell shares of our common stock in the market after this offering, or as a result of the perception that such sales could occur. Upon the effectiveness of the Registration Statement of which this prospectus is a part, our selling stockholders, including our officers, directors and principal shareholders, may sell all or part of the 11,823,500 shares being registered in the offering. Such sales also may make it more difficult for us to raise capital in the future at a time and at a price that we deem appropriate.

Because some of our officers and directors are located in non-U.S.
------------------------------------------------------------------
Jurisdictions, investors may have no effective recourse against management for
------------------------------------------------------------------------------
misconduct and you may not be able to enforce judgments and civil liabilities
-----------------------------------------------------------------------------
against our officers, directors, experts and agents.
----------------------------------------------------

Many of our directors, controlling persons and officers, and representatives of the experts named in this prospectus, are residents of Canada, and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the directors, controlling persons, officers and representatives of experts who are not residents of the United States or to enforce against them judgments of courts of the United States based upon civil liability under the federal securities laws of the United States. There is doubt as to the enforceability in Canada against any of our directors, controlling persons, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts and of liabilities based solely upon the federal securities laws of the United States.

Because we face intense competition, an investment in our company is highly
---------------------------------------------------------------------------
speculative.
------------

The Internet adult entertainment industry involves rapid technological change and is characterized by intense and substantial competition. A number of our competitors are well established, substantially larger and have substantially greater market recognition, greater resources and broader distribution capabilities than we have. New competitors are continually emerging. Increased competition by existing and future competitors could materially and adversely affect our profitability. Moreover, our success depends on maintaining a high quality of content. Competition for quality content in the adult entertainment industry is intense. The lack of availability of unique quality content could adversely affect our business.

We will compete with other adult entertainment providers in the adult industry such as Private Media Group Inc. and Digital Rooster.com, Inc., as well as other small to medium sized adult entertainment operators and business entities that provide adult entertainment products and services. Further, other adult entertainment providers may follow a business strategy similar to ours and may compete directly with us for the same customers. Most of our competitors have significantly greater financial, technical, marketing and other resources than we have.

These potential competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements than us and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies than we do.

If our security systems are breached, or our systems are sabotaged, we would
----------------------------------------------------------------------------
lose business and investors could lose their investment.
--------------------------------------------------------

We may rely on encryption and other online security technology, necessary to effect secure transmission of confidential information over the Internet to and by our customers. This includes such sensitive information as customer credit card numbers and bank account information. Advances in computer capabilities, including new discoveries in the field of cryptography, may result in a compromise or breach of our security technologies. Any such compromise of the


Growth Mergers, Inc. Registration Statement                               Page 3

                          [LOGO - GROWTH MERGERS INC.]


security available through our website would damage customer confidence in us, resulting in a loss of e-business over our website. Our website and any Internet-based applications of our website may be sabotaged by computer hackers or subject to computer viruses. If our security systems fail, eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to clients accessing our web sites that could have a material adverse effect on our business, results of operations and financial condition.

Because we depend on a small group of qualified people, if we cannot hire and
-----------------------------------------------------------------------------
retain qualified personnel, we might be forced to discontinue our operations.
-----------------------------------------------------------------------------

Our business is dependent upon a small number of directors, executive officers and key personnel. We do not maintain any life insurance policies on any of our directors, executives, or key personnel for the benefit of Growth Mergers. The loss of the services of any of our directors, executive officers or key personnel, or the inability to identify, hire, train and retain other qualified directors, executive officers or personnel in the future would have a material adverse affect on our business, financial condition and operating results and, therefore, the prospect of an investor's return of capital invested in Growth Mergers. If our officers and directors sell all or most of their common stock, they may no longer have an incentive to remain with us, which would damage our business.

Because our officers, directors and principal shareholders control a majority of
--------------------------------------------------------------------------------
our common stock, investors will have little or no control over our management
------------------------------------------------------------------------------
or other matters requiring shareholder approval.
------------------------------------------------

Our officers and directors and their affiliates, in the aggregate, beneficially own a majority of our outstanding common shares. As a result, they have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control the company, investors will not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not intend to pay any dividends on our common shares, investors
-----------------------------------------------------------------------------
seeking dividend income or liquidity should not purchase shares in this
-----------------------------------------------------------------------
offering.
---------

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Because we do not have sufficient insurance to cover our business losses, we
----------------------------------------------------------------------------
might have uninsured losses, increasing the possibility that you would lose your
--------------------------------------------------------------------------------
investment.
-----------

We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we can issue additional common shares, purchasers of our common stock
-----------------------------------------------------------------------------
may incur immediate dilution and may experience further dilution.
-----------------------------------------------------------------

We are authorized to issue up to 11,823,500 common shares, of which 11,983,500 are issued and outstanding. Our Board of Directors has the authority to cause the company to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without the consent of any of our shareholders. Consequently, the shareholders may experience more dilution in their ownership of Growth Mergers Inc. in the future.


Growth Mergers, Inc. Registration Statement                               Page 4

                          [LOGO - GROWTH MERGERS INC.]


Our common shares are considered to be penny stock, which may adversely affect
------------------------------------------------------------------------------
the liquidity of our common shares.
-----------------------------------

The Securities and Exchange Commission has adopted regulations that define a penny stock to be any equity security that has a market price, as defined in those regulations, of less than U.S. $5.00 per share, subject to certain exceptions. Generally, for any transaction involving a penny stock, a broker-dealer is required to deliver, prior to the transaction, a disclosure schedule relating to the penny stock market as well as disclosure concerning, among other things, the commissions payable, current quotations for the securities and information on the limited market in penny stocks. The administration requirements imposed by these rules may affect the liquidity of our common shares.

There is no active trading market for our common shares.
--------------------------------------------------------

There is currently no active trading market for our common shares, and such a market may not develop or be sustained. Therefore it may be difficult to sell the shares or if sold it may adversely affect the market price for such shares.

Upon a trading market or service being established for our shares, our share
----------------------------------------------------------------------------
price may be adversely affected by our reported operating results, factors in
-----------------------------------------------------------------------------
the entertainment and Internet industry and general market conditions.
----------------------------------------------------------------------

The market price of our common shares may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, conditions and trends in the adult entertainment and Internet industries and general market conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of Internet companies, which may materially adversely affect the market price of our common shares.

Changes in laws and regulations regarding the dissemination of adult content may
--------------------------------------------------------------------------------
restrict our ability to sell or license our products.
----------------------------------------------------

While we have not been subject to any enforcement action to prohibit the dissemination of any of our content to our customers, many territories prohibit the dissemination of material defined as "obscene" or in similar terms. If a territory determines that our content is obscene according to their legal definition of that term, we may be prohibited from carrying on business in certain jurisdictions, and may be subject to criminal penalties. There can be no guarantee that we will not be faced with restrictions on carrying on all or part of our business in the future.

Acquisitions could dilute shareholders and affect ongoing operations.
---------------------------------------------------------------------

Our management has considered the acquisition of other companies, assets, technologies or product lines that would complement or expand our existing business as one potential growth strategy. The specific risks associated with acquisitions are: undisclosed liabilities and overstated revenues may exist in the acquired company leading to overpayment of the acquired company and synergies may not be created between our management and the management of the acquired company and acquistions will dilute issuances of equity securities if we issue shares in payment of a purchase price.

The adult entertainment industry is sensitive to economic conditions.
---------------------------------------------------------------------

The adult entertainment industry is sensitive to economic conditions. When economic conditions are prosperous, entertainment industry revenues increase; conversely, when economic conditions are unfavorable, entertainment industry revenues decline. While management believes that our low pricing strategies, distribution format, and marketing strategy mitigate, to some degree, the effects of an economic downturn, any significant decline in general corporate conditions or the economy that affect consumer spending could have a material adverse effect on our business.



Growth Mergers, Inc. Registration Statement                               Page 5

                          [LOGO - GROWTH MERGERS INC.]



Our intellectual property may not be adequately protected.
----------------------------------------------------------

Our domain names are critical to our success. We rely on a combination of confidentiality and non-disclosure agreements and contractual provisions to protect our intellectual property and future intellectual property. These efforts may not be adequate. We may not be able to secure appropriate registrations for all of our trademarks, and third parties may infringe upon or misappropriate our proprietary rights. Future litigation may be necessary to enforce and protect our intellectual property rights. We may also be subject to litigation to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others, which could be costly, divert management's attention, result in the loss of certain of our proprietary rights, require us to seek licenses from third parties and prevent us from selling our services, any one of which could have a material adverse effect on our business, results of operations and financial condition.

We face potential liability for Internet content.
-------------------------------------------------

We face potential liability for negligence, copyright, patent, trademark infringement, defamation, indecency, disparagement and other claims based on the nature and content of the materials that we transmit. In addition, we could be exposed to liability with respect to the unauthorized duplication or transmission of content.

We may be impeded or prohibited from carrying on business by governmental
-------------------------------------------------------------------------
regulation.
-----------

Few laws or regulations currently are directly applicable to access or commerce on the Internet. However, a number of legislative and regulatory proposals are under consideration by governments in jurisdictions in which we conduct business, and, as a result, a number of laws or regulations may be adopted with respect to Internet user privacy, taxation, infringement, pricing, quality of products and services and intellectual property ownership. It is also uncertain as to how existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our online services, increase the cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Risks associated with brand development.
----------------------------------------

We believe that establishing and maintaining brand identity of our web site destinations is critical to our future success. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality online services. In order to attract and retain subscribers and to promote and maintain our brands in response to competitive pressures, we may increase our financial commitment to creating and maintaining a distinct brand loyalty among our clients. If we are unable to provide high quality online services, or otherwise fail to promote and maintain our brands, incur excessive expenses in an attempt to improve, or promote and maintain our brands, our business, results of operations and financial condition could be materially and adversely affected.

Our provision of sexually explicit content may give us a bad reputation in the
------------------------------------------------------------------------------
investment community, who may refuse to do business with us.
------------------------------------------------------------

Because we are engaged in the business of providing sexually explicit products worldwide over the Internet, many people may regard our business as unwholesome. Certain investors, investment banking entities, market makers, lenders, and others in the investment community may refuse to participate in the market for our common stock, financings, or other activities due to the nature of our business. Such refusal may negatively impact the value of our common stock and our opportunities to attract market support.

We face liability from the government, models and performers as a result of not
-------------------------------------------------------------------------------
adhering to laws and regulations relating to their activity.
------------------------------------------------------------

Federal and state governments, along with various religious and children's advocacy groups, consistently propose and pass legislation aimed at restricting provision of, access to, and content of adult entertainment. These groups also may file lawsuits against providers of adult entertainment, encourage boycotts


Growth Mergers, Inc. Registration Statement                               Page 6

                          [LOGO - GROWTH MERGERS INC.]


against such providers, and mount negative publicity. Our website content and the film, video and photo productions that comprise it are subject to various domestic and foreign regulations which govern the terms and conditions under which sexually explicit media productions may occur. If these laws are breached we may be subject to lawsuits and government prosecution, including criminal prosecution. We may also be subject to suits or other claims from models and performers if we do not obtain the appropriate releases or if such persons are minors.

We are required by Section 78.7502 of the Nevada General Corporation Law to
---------------------------------------------------------------------------
indemnify our officers and directors in certain circumstances for claims against
--------------------------------------------------------------------------------
them.
-----

We are required to indemnify our officers, directors, employees and agents against liability to the company in any proceeding in which such person wholly prevails on the merits. Generally, we may indemnify our officers and directors against such liability if the officer or director acted in good faith believing his or her actions to be in the best interests of the company. Our Articles of Incorporation provide that a director or officer has no liability for monetary damages for breach of fiduciary duty unless such person committed fraud or engaged in intentional misconduct. These provisions may limit our recovery for any claims against our officers and directors.

Our common stock will be subject to "penny stock" rules.
--------------------------------------------------------

Our securities will be subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For any transaction involving a penny stock, unless exempt, the rule requires: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must:
(i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlighted form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


FORWARD LOOKING STATEMENTS

Certain statements in this Prospectus, including, without limitation, those described under the sections entitled "Risk Factors," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" constitute "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements can be identified by
-----------------------------------------
forward-looking words such as "expect," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company or events, or timing of events, relating to the company to differ materially from any future results, performance or achievements of the company expressed or implied by such-forward looking statements. These include statements concerning the immediate need for the company to raise significant additional capital to finance operations in the near-term and the inability to provide assurances that such capital will be available on favorable terms to us, if at all; the delay our achievement of substantial market penetration and widespread acceptance of our products; the failure to sell our products in amounts sufficient to help us achieve our sales goals; the expense of product development and the uncertainty of profitability and sustainability of revenues and profitability.




Growth Mergers, Inc. Registration Statement                               Page 7

                          [LOGO - GROWTH MERGERS INC.]


USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All net proceeds from the sale of the common stock will go to the respective selling stockholders who offer and sell their shares of common stock. We will not receive any part of the proceeds from such sales of common stock.


DETERMINATION OF OFFERING PRICE

The offering price of the 11,823,500 common shares being offered by the shareholders has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of the common shares is not based on past earnings, nor is the price of the common shares indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.


DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.


DIVIDEND POLICY

We have never paid cash dividends and we do not intend to pay any cash dividends with respect to our common shares in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our Board of Directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of earnings, if any, to support our business activities.


SELLING STOCKHOLDERS

The following list of selling stockholders includes (1) the number of shares of common shares currently owned by each selling stockholder, (2) the number of shares being offered for resale by each selling stockholder; and (3) the number and percentage of shares of common stock to be held by each selling stockholder after the completion of this offering. The registration of the shares does not necessarily mean that the selling stockholders will sell all or any of their shares.

The selling stockholders' table consists of shareholders that received shares as compensation for services rendered and shareholders that purchased our common stock pursuant to a private offering, which satisfied the requirements of Rule 506 of Regulation D or Regulation S.

On November 20, 2001 pursuant to Regulation "S" we entered into Securities Purchase Agreements with certain investors to purchase our common shares, for a purchase price of $0.10 per share. On November 29, 2001 pursuant to Rule 506 of Regulation "D" we entered into Securities Purchase Agreements with certain investors to purchase our common shares, for a purchase price of $.05 per share. Pursuant to SEC policy we must record these issuances of stock on our records as being issued at $0.20 per share. The sale price of our common stock was the result of negotiations between the respective purchasers and the company, and was not based on book value or our assets.


As of March 22, 2002, there were 11,823,500 shares of common stock outstanding.




Growth Mergers, Inc. Registration Statement                               Page 8

                          [LOGO - GROWTH MERGERS INC.]

                                                           Shares of Common        Shares of Common
                                     Amount of Beneficial  Stock Being             Stock Beneficially
                                     Ownership Prior       Sold Pursuant           Owned After
Name of Beneficial Owner             to This Offering(1)   to This Prospectus(2)   This Offering
------------------------             --------------------  ---------------------   ------------------

                                      NUMBER     PERCENT   NUMBER                  NUMBER    PERCENT

Express Enterprise Ltd.(3)           5,000,000   41.74%    5,000,000               0         0%
IFG Investments Services Inc.(4)     5,000,000   41.74%    5,000,000               0         0%
Howard Chu                              78,750      *         78,750               0         0%
Jimmy Choo                              25,000      *         25,000               0         0%
Dzuy Nguyen                             25,000      *         25,000               0         0%
Brenda Ong                              60,000      *         60,000               0         0%
Denny Lee                                6,250      *          6,250               0         0%
Nelson Toye                             25,000      *         25,000               0         0%
Ken Mun Le                              25,000      *         25,000               0         0%
Patrick Fung                            50,000      *         50,000               0         0%
Simon Au                                10,000      *         10,000               0         0%
Andy Au                                  5,000      *          5,000               0         0%
Harry Au                                 5,000      *          5,000               0         0%
Tammy Yang                               5,000      *          5,000               0         0%
Edwin Jong                              25,000      *         25,000               0         0%
Nga-Lai Tam                             10,000      *         10,000               0         0%
Kwok-Kin Som                            20,000      *         20,000               0         0%
Eric Anderson                          100,000      *        100,000               0         0%
Michael Quesnell                       100,000      *        100,000               0         0%
Pasquale Cusano                          5,000      *          5,000               0         0%
Pauline Wong                             5,000      *          5,000               0         0%
Illona Metcalfe                          5,000      *          5,000               0         0%
Chad DeGroot                            10,000      *         10,000               0         0%
Michael Metcalfe                        50,000      *         50,000               0         0%
Ben Wong                                 5,000      *          5,000               0         0%
Stuart McPherson                        20,000      *         20,000               0         0%
Rasheed Shah                            10,000      *         10,000               0         0%
Bonnie McRae                            20,000      *         20,000               0         0%
Annie Ho                                10,000      *         10,000               0         0%
Roger Williams                          10,000      *         10,000               0         0%
Veronica Vinje                           2,500      *          2,500               0         0%
Grant Johnson                            5,000      *          5,000               0         0%
David Wolsey                             5,000      *          5,000               0         0%
Christine Gould                          5,000      *          5,000               0         0%
Ian Leila                                5,000      *          5,000               0         0%
Colin Rowntree                          50,000      *         50,000               0         0%
Jay Servidio                            26,000      *         26,000               0         0%
Graham Hunter                           50,000      *         50,000               0         0%
Chase Norlin                            50,000      *         50,000               0         0%
Richard DeRosa                         150,000    1.25%      150,000               0         0%
Rob Fuller                             750,000    6.26%      750,000               0         0%

Total                               11,823,500

*     Less than 1%

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2) Assumes that all of the shares held by the selling stockholders and being offered under this prospectus are sold and that the selling stockholders acquire no additional shares of common stock before the completion of this offering. The actual number of shares of common stock offered hereby is subject to change and could be materially greater or lesser than the estimated amount indicated, depending upon a number of factors, including whether the number of shares of common stock outstanding have been adjusted to account for any stock dividend, stock split and similar transactions or adjustment.

(3)  Express Enterprises Ltd. is owned 100% by Winston Barta.

(4) IFG Investments Services Inc. is owned by IFG Trust Services Inc. which in turn is owned by International Financial Group Inc., a foreign reporting public company.

Growth Mergers, Inc. Registration Statement                               Page 9

                          [LOGO - GROWTH MERGERS INC.]


PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. We intend to apply to the NASD to have our shares listed on its over the counter bulletin board quotation service within one month of our registration statement becoming effective. To date no actions have been taken to aply to the NASD to have our shares listed on its over the counter bulletin board quotation service. Our common stock is not currently listed on any national exchange or electronic quotation system. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a maximum offering price range per share of $0.01 to $0.20.

     o Until a market develops, if any sales are completed at a price different than our offering price range indicated above we will report each such sale on:

          o    A prospectus supplement, if within 20%; or
          o    A post-effective amendment, if more than 20%.

Once a market develops, we will file a post-effective amendment to revise the cover page and plan of distribution to reflect current market prices.

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares.





Growth Mergers, Inc. Registration Statement                              Page 10

                          [LOGO - GROWTH MERGERS INC.]


LEGAL PROCEEDINGS

We are not aware of any material legal proceedings against us. We may be involved, from time to time, in various legal proceedings and claims incident to the normal conduct of our business.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information regarding the executive officers and directors of Growth Mergers, Inc. as of January 31, 2002:

Name                              Age     Title                            Term of Service
----                              ---     -----                            ---------------

Winston Barta                     30      President, Chief Executive
Vancouver, British Columbia               Officer and Director              1 year 12 months
Canada

Chase Norlin                      33      Director                          1 year 5 months
Seattle, Washington
USA


Chad DeGroot                      25      Director of Technology
Vancouver, British Columbia
Canada

Robert Fuller                     40      Chief Financial Officer
Victoria, British Columbia
Canada


Graham Hunter                     30      Director                          1 year 5 months
Los Gatos, CA
USA


Roger Williams                    28      Director of Human Resources
Vancouver, British Columbia
Canada


Winston V. Barta
----------------

Growth Mergers, President, Chief Executive Officer and Director 02/01 - present GlobalMedia.com, Founding Partner, Director & Vice President of Business Development, 11/96 to 02/01
Starnet Communications, Vice President of Marketing, 07/95 to 07/96

Mr. Barta has worked for several publicly traded Internet companies and was instrumental in both completing the public filings and securing financing for his previous venture, Globalmedia.com, GLMC. As the third founding partner and Vice President of Business Development for Globalmedia.com, Mr. Barta was the lead on completing all initial public filings and road show financing presentations as well as managing major strategic relationships and two multi-million dollar acquisitions. Mr. Barta also served as a Director from the time of the company's initial listing on the OTC:BB through its advancement to a National Market listing. Prior to working with Globalmedia.com, Mr. Barta was Vice President of Marketing for Starnet Communications, SNMM, which specialized in online adult entertainment and marketing. While at Starnet, Mr. Barta was responsible for marketing and new business development for the online adult entertainment division as well as assisting in raising capital. Mr. Barta has a


Growth Mergers, Inc. Registration Statement                              Page 11

                          [LOGO - GROWTH MERGERS INC.]


Bachelor of Commerce degree from Concordia University in Montreal and a Masters of Business Administration from Simon Fraser University in Vancouver.


Chase Norlin
------------

ShareYourWorld, Inc., President, 4/99-present
Corbis Corp., Internet Marketing Manager, 8/98-4/99
Sony  Information  Technologies  of  America,   Internet  Marketing  Specialist,
9/96-6/98
University of Chicago - M.A., Student, 8/95-6/96
Cohesive Systems Inc., Internet Business Development Manager, 9/94-7/95

Mr. Norlin founded ShareYourWorld in August, 1999 and built it into the largest user-generated image clearinghouse on the Internet. Prior to ShareYourWorld, Mr. Norlin held both business development and marketing positions at Corbis Corporation and Sony Information Technologies of America, managed the Internet launch of Sony's SuperSlim line of VAIO laptops, and developed Sony's first online imaging service (The Image Studio). Mr. Norlin's past experiences include managing Internet business development at Cohesive Systems (acquired by Cisco), providing networking and communications systems support at Stanford University's BARRNet, and training at Paradigm, Inc, a Hollywood-based talent and literary agency. Mr. Norlin, who has a BA from the University of California, Berkeley and a Masters from the University of Chicago, is also the founder of Tech Views, the Pacific Northwest's premier technology networking event series produced in partnership with Goldman Sachs.


Chad DeGroot
------------

Globalmedia.com, Director of Product Development, February 1999 to March 2001 Netspace Communications, Technical Operations Manager, 07/98 to 02/99
iNet Communications, Technical Operations Manager 01/96 to 07/98

Mr. DeGroot is experienced at managing and growing technical operations from a start-up phase through to managing complex enterprise wide systems with multiple media components and data tracking systems. Mr. DeGroot's most recent position was as director of product development for Globalmedia.com where he oversaw development of an integrated broadcast, advertising and e-commerce network that won the prestigious Penguin Award at Comdex Fall 1999. Mr. DeGroot managed day-to-day operations of the Technical Department - including NOC (Network Operations Center), Systems and Software development, Creative and R&D. He was responsible for ensuring product development met the needs and requirements of clients, sales, and the company direction and focus. He was the Lead Technical Architect for numerous products, with a focus on Unix solutions using Perl, Oracle 8i, Apache, Real Server, Sun and Linux. He was also the technical lead responsible for due diligence and integration of technology and systems for two major acquisitions.


Robert W. Fuller
----------------

Growth Mergers, Chief Financial Officer, 04/00 to present
GlobalMedia.com, Director, Chief Operating Officer, 02/00 to 09/00 GlobalMedia.com, Founding Partner, Director, Chief Executive Officer, 05/97 to 01/00
Lifestyle Health & Fitness Centers, Director, President 03/92 to 07/98

Mr. Fuller is a Chartered Accountant (Canada) and has a Bachelor of Commerce degree in Accounting and Management Information Systems from the University of British Columbia. Mr. Fuller has worked for Ernst & Young in the practice of accounting, establishing and operating his own companies including, construction and real estate, shopping centres, motels and fitness centres. Recently Mr. Fuller was the CEO and CFO of Global Media Corp, taking it public with full listing on the NASDAQ National Market. When Global Media completed the development of its award winning software products, Mr. Fuller stepped down as CEO to create the Production Division where he became the Chief Operating Officer and acting Director of Technical Operations. He had over 50 staff reporting directly to him and was responsible for managing the production of


Growth Mergers, Inc. Registration Statement                              Page 12

                          [LOGO - GROWTH MERGERS INC.]


customized software applications for the streaming media space of the Internet. Mr. Fuller executed the business plan, hired all key personnel, raised financing, dealt with the Security and Exchange Commission for the public listing and financial reporting for Global Media.


Graham Hunter
-------------

Senior Manager, Business Development, Hyperion Solutions from 10/01 - present; Senior Principal Consultant, AlphaBlox from 08/99 - 10/01;
Senior Principal Consultant, Hyperion Solutions from 10/97 - 08/99;
Consultant, Comshare from 04/96 - 10/97;
Senior Statistical Analyst, Campbell Goodell Market Research from 04/95 to 04/96

For the past six years, Mr. Hunter has worked at the leading edge of enterprise analytical database technologies. He has architected and built analytical solutions used by the top managers and executives of several Fortune 500 companies including Boeing, Motorola, McDonald's, Coca-Cola, Gillette, Credit Suisse First Boston, Deutsche Bank, and Citicorp. These systems are cover a diverse set of applications including manufacturing cost management, enterprise-level budgeting, advertising planning and forecasting, and global profit optimization.

His current specialty is Java 2 Enterprise Edition (J2EE) design and architecture, and he manages multiple web-based J2EE analytical product offerings for the leading analytical database and infrastructure company, Hyperion Solutions. He is based in Silicon Valley.

Mr. Hunter has a Master's degree in Business Administration from Simon Fraser University in Burnaby, BC and a Bachelor of Commerce from the University of Calgary.


Roger Williams
--------------

Human Resources Advisor, Streetlight Productions, February 1, 2001 - Present; Senior Human Resources Generalist, GlobalMedia.com from May 1999 - February 1, 2001;
General Manager, Victoria Inside Out, from 09/97 to 05/99;
Concierge, Clarion Hotel Grand Pacific, from 09/92 to 04/97.

Mr. Williams has received his certificate in Human Resources Management and Conflict Resolution and Mediation, from Camosun College in December of 2000.

For the past 3 years Mr. Williams has worked extensively in the Human Resources field. For Globalmedia.com Mr. Williams was responsible for offering Customized Streaming Solutions for Radio, and Television. As a Human Resources generalist and technical recruiter, he built a team from 15 through to 120 people from all over the world. These teams included Network Engineers, System Administrators, Database Developers/Architects, Software Developers, Web Designers, Web Masters, Project Managers, Office administration, Finance, and Director Level positions. GlobalMedia.com's networking team was awarded the "Over All Best Solution" by Linux Journal at Comdex in Las Vegas in 2001. This experience and dedication to excellence has helped Roger to become a leader in Information technology and a resource for medium to small businesses in implementing IT strategies for the corporate world. As part of his dedication to technology Mr. Williams has identified the PWD program as an avenue to combine his education and passion for human resources together with technology to offer organizations corporate information systems to support employees, and business processes.

Mr. Williams has worked extensively in the hospitality industry previous to his tenure with IT firms. This experience has allowed him to meet many people from around the world and interact in an environment that demands interpersonal skills.




Growth Mergers, Inc. Registration Statement                              Page 13

                          [LOGO - GROWTH MERGERS INC.]


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth, as of March 22, 2002, certain information as to shares of the common stock owned by (i) each person known by management to beneficially own more than 5% of the outstanding common stock, (ii) each of the Company's directors, and (iii) all executive officers and directors of the Company as a group:


                                AMOUNT AND NATURE               PERCENT OF
NAME AND ADDRESS            OF BENEFICIAL SHARES OWNED     OUTSTANDING OWNERSHIP
----------------            --------------------------     ---------------------

Winston Barta(1)              5,000,000 Common Shares               47.6%


Dan MacMullin(2)              5,000,000 Common Shares               47.6%


Chad DeGroot(3)                  10,000 Common Shares                 *

Chase Norlin(4)                  50,000 Common Shares                 *

Rob Fuller(5)                   750,000 Common Shares                6.26%

Roger Williams(6)                10,000 Common Shares                 *

Graham Hunter(7)                 50,000 Common Shares                 *

(1) Mr. Winston Barta, of Vancouver, British Columbia, Canada, an officer and director of the Registrant owns his 5,000,000 common shares through Express Enterprises Ltd., a Nevis corporation.


(2) All of the issued and outstanding shares of IFG Investments Services Inc. are owned by IFG Trust Services Inc. which in turn is owned by International Financial Group Inc., a foreign reporting public company. Mr. Dan MacMullin, Senior Vice President, International Financial Group Inc. beneficially owns 99% of International Financial Group, Inc.


(3) Mr. Chad DeGroot, Victoria, British Columbia, Canada is the Director of Technology for the Company.

(4)  Mr. Chase Norlin, Seattle, Washington, USA is a Director of the Company.

(5)  Mr. Rob Fuller, Nanaimo, British Columbia, Canada is Chief Financial
     Officer.

(6) Mr. Williams, Vancouver, British Columbia, Canada is the Director of Human Resources.

(7)  Mr. Graham Hunter, Los Gatos, California, USA is a Director of the Company.

*     Less than 1%


DESCRIPTION OF SECURITIES


Our authorized capital stock consists of 100,000,000 shares of common stock, having a par value of $0.001 USD per share. As of March 22, 2002, there were issued and outstanding 11,823,500 shares of common stock and forty-two holders of record. All outstanding shares of common stock are fully paid and non-assessable. Holders of our common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Holders of a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors, if they choose to do so, in which event the holders of the remaining shares will be unable to elect directors. There are currently three (3) members on the Board of Directors. Our By-Laws provide that the number of directors shall be not less than one (1) and no more than five (5). The common stock has no preemptive or other subscription rights, has no conversion, redemption or retraction rights. Holders of shares of our common stock are also entitled to dividends in such amounts as may be determined in the absolute discretion of our Board of Directors from time to time. Holders of shares of our common stock are also entitled to receive pro rata our net assets in the event of liquidation, dissolution or winding-up or other distribution of assets among our shareholders.


Growth Mergers, Inc. Registration Statement                              Page 14

                          [LOGO - GROWTH MERGERS INC.]


EXPERTS

Manning Elliott, independent auditors, have audited Growth Mergers Inc. financial statements included in this Prospectus. Growth Mergers financial statements are incorporated by reference in reliance on Manning Elliott's report, due to their authority as experts in accounting and auditing.

Neither, Manning Elliot Chartered Accountants (Auditors) or Stepp Law Group (Legal Counsel) was employed on a contingent basis in connection with the registration or offering of Growth mergers Inc.'s common stock.

No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve violation of criminal law or the payment of distributions in violation of N.R.S.
78.300. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on personal liability of director or officer of the corporation for acts or omissions prior to such repeal or modification.

Our bylaws state that the company shall, to the maximum extent permitted by Nevada law, have the power to indemnify each of its agents (which includes directors, officers, employees and agents) against expenses and shall have the power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.


LIMITATION OF LIABILITY AND INDEMNIFICATION

Our Articles of Incorporation provide that none of our officers or directors shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer, provided however, that the foregoing provision shall not eliminate or limit the liability of a director of officer for acts or omissions which involve violation of criminal law or the payment of distributions in violation of N.R.S. 78.300. Any repeal or modification of the Articles of Incorporation shall be prospective only as to this indemnification and shall not adversely affect any limitation on personal liability of any director or officer of the company for acts or omissions prior to such repeal or modification.

Our Bylaws provide that we shall, to the maximum extent permitted by Nevada Law, have the power to indemnify each of our agents (which includes directors, officers, employees and agents) against expenses and shall have the power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by the Nevada General Corporation Law.


DESCRIPTION OF BUSINESS

Through our subsidiary, Adult Mergers, we own and operate an online adult entertainment website, www.insidedesire.com and www.insidehardcore.com. Adult
                       --------------------     ----------------------
entertainment web sites have slightly varied business models which monetize the traffic on their sites through multiple revenue streams, including advertising and sponsorships, e-commerce and fees for subscription services and pay-per-view events. We plan to develop a series of websites, which will provide various forms of online entertainment, initially concentrating on offering adult-oriented content and services to a wide geographic and demographic customer base over the Internet through membership-based websites. Other URLs which we have registered and for which we have web sites currently under construction include:
www.insideasians.com,     www.insidestud.com,     www.insideteengirls.com    and
--------------------      ------------------      -----------------------
www.insidefetish.com.  Members  purchase a trial or monthly  membership  using a
--------------------
credit card online, or via a bank withdrawal by entering their checking account information (a direct withdrawal is completed by iBill via the user's financial institution), or by calling a 900 number where the membership fee is added to the user's telephone bill.


Growth Mergers, Inc. Registration Statement                              Page 15

                          [LOGO - GROWTH MERGERS INC.]


Our company through Adult Mergers commenced operations on October 19, 2001 with the launch of www.insidedesire.com. Adult Mergers registered the URL and
              --------------------
contracted development of the site to Teleteria, Inc. a Stamford, CT developer of turnkey adult sites. On January 17, 2002 we registered and launched www.insidehardcore.com to the public. This website was developed in-house by
----------------------
Adult Mergers and the content was developed and provided to our company by Teleteria, Inc. Our company has raised $174,750 in cash from private placements which is sufficient to fund our operations for the next 12 months. Our company has retained the necessary personnel and has developed third party relationships with a credit card processor and an adult entertainment content provider to provide all the necessary components of a successful adult entertainment provider. We employ one full time employee and three part time employees to carry out the day to day activities of our company. The employees develop and market our websites and maintain all necessary records for business purposes. Our credit card provider, iBill, provides us all credit card and 1-900 processing services required to operate an Internet adult website and Teleteria, Inc provides all content for our sites for a fee.

Inside Desire offers adult oriented services to a wide geographic and demographic customer base. Members purchase a trial or monthly membership using a credit card online, or via a bank withdrawal by entering their checking account information (a direct withdrawal is completed by iBill via the users financial institution), or by calling a 900 number where the membership fee is added to users phone bill. Adult Mergers has entered into a non-exclusive agreement with iBill a third party billing Management Company. iBill is one of the largest billing service providers in the adult entertainment industry, and offers their services on a transaction-fee basis. Content on the site is provided and managed by Teleteria, Inc. and is updated monthly. Marketing and site maintenance is outsourced to a third party, private consultant.


On March 13, 2002, Adult Mergers signed a web site development, hosting and marketing agreement with Street Light Productions a Vancouver, Canada based Internet technology development and marketing firm. Street Light Productions is a privately held company with over 4 years of experience developing and marketing adult Internet web sites as well as sophisticated back end systems for traffic management and marketing. Street Light has been contracted to develop manage and market three of Adult Merger's web sites including www.insideasians.com, www.insidestuds.com and www.insideteengirls.com. Street Light will be paid USD 5,000 per site for development, half payable on completion and the other half payable at the rate of 50% of each site's revenue until the balance is paid. Street Light will also provide hosting at $100 per month per site and will also provide marketing, including the development of banner advertisements, and password protection technology for each site. Ongoing marketing and consultation services will also be available to Adult Mergers, to be negotiated after completion of the sites. The first site is due in 90 days and the other two are due within the following 60 days. Adult Mergers estimates the useful life of the web sites to be 2 years.


We may, from time to time, evaluate potential acquisitions of other businesses, products and technologies to enhance our present Internet adult entertainment presence. In order to consummate potential acquisitions, we may issue our shares.

Adult Mergers will centralize our operations in Vancouver BC Canada due its comparatively lower salary rates, availability of qualified human resources and access to top of the line Internet services.


Growth of the Internet
----------------------

The Internet has quickly emerged as a global medium that allows hundreds of millions of people worldwide to obtain information, communicate and conduct business electronically. In its June 1999 report, International Data Corporation, or IDC, estimates that the number of Web users worldwide will grow from approximately 142 million users in 1998 to 502 million by the end of 2003. Additionally, IDC projects the number of Web users outside the U.S. to increase from 79.4 million in 1998 to 325.4 million by 2003.

As the number of Internet users continues to expand, the value of the Internet as a commerce channel will continue to increase as more merchants move onto the Internet to market and sell an ever-increasing variety of products and services. According to IDC, worldwide commerce revenues on the Web are expected to grow to approximately $1.3 trillion by the end of 2003. As e-commerce continues to expand, vendors are increasingly relying on extensive advertising campaigns to


Growth Mergers, Inc. Registration Statement                              Page 16

                          [LOGO - GROWTH MERGERS INC.]


identify customers, build online brand awareness and increase product sales online. Forrester Research estimates that the dollar volume of online advertising will increase to over $17.2 billion in 2003. The interactive nature of the Internet provides vendors, advertisers and content providers with the ability to gather and evaluate valuable demographic, Web use and transactional data on consumers. This data provides online marketers and businesses with a significant new opportunity to increase the effectiveness of their direct marketing campaigns by targeting their messages to specific groups of consumers, as well as by frequently changing their advertisements in response to market factors, current events and consumer feedback.


Target Market
-------------

Men between the ages of 18 and 34 represent a critical demographic group for online advertisers and merchants. College students, in particular, are an attractive demographic group for Internet advertisers and merchants. According to Jupiter Communications, 90% of U.S. college students are currently online, representing the highest Internet penetration rate of any age group. College students are also expected to increasingly use the Internet to purchase goods and services. According to Jupiter Communications, college students will spend $2.5 billion in 2002 to purchase goods and services over the Internet.

Adult entertainment in the United States is a $10 billion industry, according to Forrester Research. The Internet has helped the adult entertainment industry experience tremendous growth in usage and revenues. According to the spring 1999 Jupiter/NFO Consumer Survey, men spend, on average, 33% of their time online viewing adult content. Forrester Research estimates rapid growth in the years that follow. Adult content dominates the paid online content market, which includes subscription and pay-on-demand services, according to Datamonitor. Datamonitor estimates that $1.4 billion of the $2.0 billion in paid online content in 1999 was be attributable to adult content and $3.1 billion of the projected $5.4 billion of paid online content projected for 2003 will be attributable to adult content.


Technology
----------

We anticipate that Adult Mergers' network systems will consist of lightweight, low cost, Intel-based systems running Linux. Linux is the operating system of choice because it is freely distributed with no licensing cost, extremely efficient for web serving, scalable, and numerous application developers contributing to it. Other technologies we are considering for Adult Mergers' platform include Apache for web serving, MySQL for database storage and PERL/PHP for scripting language.

We will eventually decide whether or not Adult Mergers should be connecting directly to a credit card network in order to bypass the middle tier providers and significantly lower its transaction rates.


Anticipated Sources of Revenue
------------------------------

We intend to earn revenues from the following sources through the operation of our existing website and additional contemplated websites featuring adult content:

     (a)  Membership and associated fees;
     (b)  Usage fees;
     (c)  Advertising fees;
     (d)  E-commerce fees; and
     (e)  Pay-per-view events.


Products and Services.
----------------------

In addition to providing adult entertainment content on our website, we are presently examining other industry segments of the Internet entertainment market, including online dating services and online multi-player gaming.


Growth Mergers, Inc. Registration Statement                              Page 17

                          [LOGO - GROWTH MERGERS INC.]


Competition
-----------

Our primary competition is from other web-based providers of adult content, although we do compete with other formats, such as video, CD ROM and print, for the delivery of adult content. Many web sites compete with us for visitors, subscribers, advertisers and e-commerce partners and we expect this competition to increase in the future. We believe that the primary competitive factors in our markets include brand recognition, the quality of content and products, technology, pricing, ease of use, sales and marketing efforts and user demographics. Many of our competitors and potential new competitors may have greater financial, technical, marketing and distribution resources.

Larger competitors than us can spend more money on search engine marketing which can attract more customers to their websites than ours. In addition larger competitors have the resources to hire more personnel to develop and market their website. The more websites that you produce the greater competitor you can become because you can create more traffic and create brand recognition (ie. Playboy). We are a small adult entertainment provider that does not have the resources of Playboy, Private Media or other large competitors indicated below however we can compete with these large competitors and other small adult operators by keeping our costs low as we do, develop websites in house like we have and performing search engine marketing to drive market share to our website.

Our significant competitors include Digital Rooster, Babenet, Private Media Group and NuWeb. Private Media Group is a publicly listed company based in Spain. Rick's Cabaret International, Inc., another publicly listed company based in the United States, is poised to expand its presence in the market. Playboy Enterprise Inc. is also publicly listed and operates an adult entertainment destination website.


Growth Strategy.
---------------

We continue to focus on growing www.insidedesire.com through our contacts within
                                --------------------
the industry, internal marketing efforts as well as developing our other sites. We intend to create a group of sites offering a wide range of content. We will then aggressively market these sites to both consumers as well as other adult site operators for potential affiliate relationships. In these types of relationships, site operators agree to share exit traffic from their sites and any resulting revenue from referral sales. The online adult entertainment market is characterized by a large number of profitable, small to mid-sized, privately owned operations with fragmented supply chains, and is therefore a text book case for consolidation. We believe that the vast majority of these operations do not have exit strategies for their owners, and that many would consider selling their operations in exchange for shares in a well recognized corporate entity. Furthermore, we believe that the public markets would provide significantly higher earnings multiple for a growing group of consolidating operators than any individual company could get in this market space for a cash sale. As one potential future growth strategy, we may consider acquiring established online adult entertainment websites or providers and consolidating suppliers, operations, management and human resources, as well as benefiting from economies of scale in supply, production and management.


Reports to Shareholders
-----------------------

We are a reporting company and therefore will be filing forms 10-Q quarterly reports and form 10-K annual reports with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, C.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling theSEC at 1-800-SEC-0330. We will be filing our registration statement on EDGAR and therefore you can view our registration statement and other filings with the SEC on a Internet site maintained by the SEC that contains reports, proxy and information statements, and tohher information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may also contact us at http://www.growthmergers.com.
   ------------------                             ----------------------------





Growth Mergers, Inc. Registration Statement                              Page 18

                          [LOGO - GROWTH MERGERS INC.]


MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATION

Introduction
------------


We have received a going concern opinion from our auditors because we have not generated revenues and have only recently commenced business on October 19, 2001. Our deficit is $395,409 as of January 31, 2002. The discussion below provides an overview of our operations, discusses our results of operations, our plan of operations and our liquidity and capital resources.



Overview
--------


From the date of our incorporation on February 1, 2001 until January 31, 2002, we have been a development-stage company that had no revenues. Our operating activities during this period consisted primarily of conducting research and developing our products and services to be provided to clients in the adult entertainment industry. The products and services we currently provide include our adult web site www.insidedesire.com and www.insidehardcore.com. To date,
                   --------------------     ----------------------
there have been no revenues realized from our business.


Our financial statements are prepared in accordance with U.S. generally accepted accounting principles. We have expensed all development expenses related to the establishment of Adult Mergers, our subsidiary corporation, and the corresponding professional fees incurred to establish our subsidiary.

Our operating expenses are classified into five categories:

     o    Audit fees;
     o    Bank charges;
     o    Consulting fees;
     o    Legal and organizational; and
     o    Promotion

Audit fees consist primarily of accounting and audit fees for the year-end audit

Bank charges consist primarily of charges by our bank for processing transactions through our checking account.

Consulting fees consist primarily of fees paid to Winston Barta for management consulting services he provides to us.

Legal and organizational fees consist primarily of legal fees paid by us regarding securities advice and organizing the company and our subsidiary Adult Mergers.

Promotion fees consist primarily of fees we paid for entertaining prospective merger candidates and persons in the adult entertainment industry.

We cannot perform a period-to-period comparison of our historical operating results as this is our first year of operation. Our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development, particularly companies in rapidly evolving markets like ours.


Results of operations
---------------------


We have lost $26,439 in the first six months of operation and $395,409 in our first twelve months of operation. This loss is attributed to the costs incurred to set up our corporate structure, establish bank accounts, pay our consulting fees to Winston Barta and others and promote the company to those knowledgeable in the adult entertainment industry.



Growth Mergers, Inc. Registration Statement                              Page 19

                          [LOGO - GROWTH MERGERS INC.]


We anticipate that our audit fees will increase in the future because we anticipate becoming a reporting company and filing the requisite quarterly and annual reports with the Securities and Exchange Commission. We are also optimistic that our company's business activities will increase, which will require auditing procedures over a greater transaction base. We estimate that our audit and accounting fees will be approximately $5,000.

We also anticipate our bank charges will increase as we conduct more transactions through our bank in carrying on our business. We estimate that our bank charges will be approximately $100.

We anticipate that consulting fees will increase next year as we retain consultants to assist us when necessary to identify affiliate relationships, develop web sites that are in line with the changing demands of consumers and adult site operators seeking to maximize the value of their exit traffic, locate and evaluate potential acquisition of other websites, content, or competing businesses. We estimate that our consulting fees will be approximately $58,000.

We aniticpate that professional fees will increase next year as we incur expenses to prepare registration statements. We estimate that our professional fees will be approximately $20,000.

We also anticipate that our promotion fees will increase due to the entertainment that is necessary to promote our business in the adult entertainment industry. We estimate that our promotion fees will be approximately $1,000.

Due to the foregoing factors, our operating results are difficult to forecast. You should evaluate our prospects in light of the risk, expenses and difficulties commonly encountered by comparable development-stage companies in rapidly evolving and regulated markets. We cannot assure you that we will successfully address such risks and challenges. In addition, even though we have successfully launched our first adult entertainment site, we cannot assure you that our revenues will increase or that we will become profitable in the future.


Plan of Operations.
-------------------

During next twelve months, we intend to continue developing and marketing our network of web sites. We currently have one full time employee and three part time employees working on these sites. We currently have two sites, which are operational, www.insidedesire.com and www.insidehardcore.com. We currently have
             --------------------     ----------------------
four other URLs which we own and for which we have websites under development. These include: www.insideasians.com; www.insidestuds.com; www.insidefetish.com
               --------------------  -------------------  --------------------
and www.insideteengirls.com.
    -----------------------

These sites will generate revenue primarily through membership fees and referral fees from exit traffic. We are engaging in numerous proven Internet adult marketing techniques such as the distribution of content through free web sites, search engine registration, e-mailing and posting in news groups. For the most part, these are free or low cost marketing techniques, which our employees have significant expertise in.

We expect that each site will cost an average of $300 per month to operate. Membership fees will average $29.00/mo. and referral fees will average $40 per signup referred. Each site will only need 11 members to cover costs. We are confident that with our marketing experience and the quality of the sites we are capable of producing that we will be able to get each site the 11 members required to cover costs as well as additional revenue to cover our other anticipated monthly expenditures for an approximate total of $7,000 per month (audit:$5,000 + bank charges:$100 + consulting fees: $58,000 + professional fees: $20,000 + promotion fees: $1,000 = $84,100/12 = $7,008). We estimate that maintaining just 60 members per site plus 15 qualified referral signups (equalling gross revenue of $14,040 [6 sites x 60 members x $29=10,440] + [6 sites x 15 referrals x $40 sign up] per month assuming 6 operational sites) will enable us to be a going concern. Based on management's informal research, we feel that it is realistic to achieve these membership levels in less than 6 months. We have the necessary cash resources from our original investment of $100,000 plus our private placement fund raising of $74,750 in November, 2001 that regardless of revenues we have sufficient funds to operate for a 12 month period.

Attracting and retaining members as well as directing qualified referral traffic to sites that pay commissions on sign-ups referred are the key elements for us to achieve in order to continue as a going concern. Management's informal research shows that both the Internet usage by our key demographics as well as


Growth Mergers, Inc. Registration Statement                              Page 20

                          [LOGO - GROWTH MERGERS INC.]


the general acceptance of the adult entertainment medium continue to grow. Despite the highly competitive nature of this market, the market's continued growth, combined with our marketing expertise in the area of online adult entertainment result in management's confidence in our ability to attract and retain qualified members as well as attract and direct qualified traffic to sites which pay referral fees.

We have retained Teleteria Inc. to provide us with a turnkey system and to provide content and hosting services. Teleteria is committed to provide website content and hosting services for a period of one year (September 25, 2001 to September 24, 2002) at $200 per month payable quarterly. Teleteria is an independent contractor to our company and operates at arms length. We have retained Mr. Jay Servidio of Teleteria Inc. to provide ongoing marketing advice to our company. We anticipate that our website content and hosting costs will remain the same upon the expiration of the Teleteria contract because we will either retain Teleteria for the following year or contract with another provider for the same cost. Management's informal research indicates that Teleteria is a well-respected firm within the industry and has been in business for over 4 years. Management is confident that Teleteria will be able to meet its obligations for the term of the contract. Teleteria was paid $4,000 in advance for construction of the www.insidedesire.com web site which is now complete and
                        --------------------
functional.


As discussed above under "Description of Business" on March 13, 2002, Adult Mergers signed a web site development, hosting and marketing agreement with Street Light Productions a Vancouver, Canada based Internet technology development and marketing firm. Street Light Productions is a privately held company with over 4 years of experience developing and marketing adult Internet web sites as well as sophisticated back end systems for traffic management and marketing. Street Light has been contracted to develop manage and market three of Adult Merger's web sites including www.insideasians.com, www.insidestuds.com and www.insideteengirls.com. Street Light will be paid USD 5,000 per site for development, half payable on completion and the other half payable at the rate of 50% of each site's revenue until the balance is paid. Street Light will also provide hosting at $100 per month per site.



Liquidity and Capital Resources
-------------------------------

Since the date of our incorporation, we have raised an aggregate of $174,250 representing $100,000 prior to August 1, 2001 and $74,750 raised subsequent to July 31, 2001 through private placements of our common shares.


Our operating activities have used cash resources of approximately $26,244 from February 1, 2001 (inception) to the period ending July 31, 2001 and $99,226 for the twelve months ended January 31, 2002. Our negative operating cash flow resulted principally from the net losses that we have incurred during the start-up period as funds were used to establish the company and our subsidiary, Adult Mergers Inc., and to pay the consulting fees to Mr. Winston Barta for negotiating a proposed acquisition (Street Light Productions Ltd.) That acquisition did not take place. We have also incurred professional fees to maintain the financial books and records of the company, and legal fees related to corporate securities compliance matters.

Our financing activities consisted of Express Enterprises Ltd. purchasing 10,000,000 shares from our treasury for $100,000 of which only 5,000,000 exist today due to our repurchase of 5,000,000 of these shares on November 14, 2001. In addition the company raised $74,750 from stock issuances to other investors.

At July 31, 2001 we had cash and cash equivalents of $73,756 and at January 31, 2002 we had $76,541. The cash and cash eqivalents, will fund our operations for the next 12 months.


We have entered into a loan agreement with Express Enterprises Ltd. on February 12, 2002 that provides us a credit facility of $100,000 to be used by our company as we desire. The loan agreement is a demand loan, that is unsecured and non-interest bearing. At the date of this registration statement we have no need to draw upon this loan facility.

In addition, if cash generated from operations is insufficient to meet our long-term liquidity needs, we may need to raise additional funds or seek other financing arrangements. Additional funding may not be available on favorable terms or at all. In addition, although there are no present understandings, commitments, or agreements with respect to any acquisition of other businesses, products or technologies, we may, from time to time, evaluate potential acquisitions of other businesses, products and technologies to enhance our


Growth Mergers, Inc. Registration Statement                              Page 21

                          [LOGO - GROWTH MERGERS INC.]


Internet adult entertainment presence. In order to consummate potential acquisitions, we may issue additional securities or need additional equity or debt financing and any such financing may be dilutive to existing investors.


Description of Property
-----------------------

We rent our operating facilities located at suite 1901 - 1188 Quebec Street, Vancouver, British Columbia, Canada V6A 4B3. These facilities are provided to us at no charge by Mr. Barta and are located in his residence. This operating facility functions as our main operating facility.


Certain Relationships and Related Transactions
----------------------------------------------

We intend that any transactions between the company and our officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to us than those reasonably obtainable from third parties. To date there have been no related party transactions between us and a third party other than we have paid consulting fees to Mr. Winston Barta, the sole shareholder of Express Enterprise Ltd., which owns 46.7% of the company's common stock.

Mr. Barta, through Express Enterprise Ltd., initially capitalized the company by purchasing 10,000,000 shares of our common stock for $100,000. We consider these shares to be founder's stock. On November 14, 2001 he allowed the company to repurchase 5,000,000 of those shares from Express Enterprise Ltd. for a total payment of $50,000. We paid for the repurchase of shares by issuing a promissory note for $50,000 payable to Express.

IFG Investment Services Inc. paid for their shares by issuing a promissory note to the company for $50,000.

The company then repaid Express Enterprises Ltd. the $50,000 it owed to it by transferring the promissory note issued by IFG Investments Services Inc. to the Company to Express Enterprises Ltd.

The purpose of this transaction was to have Express Enterprises Ltd. and IFG Investments Services Inc. equal partners without increasing the float in the company to 20,000,000 shares.


Executive Compensation
----------------------

The following table sets forth the salaries and directors' fees we expect to pay to our executives on an annual basis.

Person                  Position                Salary        Directors' fees
---------               --------                ------        ---------------

Mr. Winston Barta(1)    President & Director    $54,000          $0.00
Mr. Chase Norlin(2)     Director                    -            $0.00
Mr. Graham Hunter(2)    Director                    -            $0.00

We currently have three directors, Mr. Winston Barta, Mr. Chase Norlin, and Mr. Graham Hunter.


(1) Mr. Barta has been paid $15,000 for consulting services for the period ended July 31, 2001 and $26,933 for the period ended January 31, 2002. This is the only compensation that Mr. Barta receives.


(2) Mr. Chase Norlin and Mr. Graham Hunter each received 50,000 shares in the company for services rendered.

We intend to do one, or a combination of the following, to compensate our employees, officers and directors so that they are retained and so that we can attract qualified personnel.

     o Develop a stock option plan and have our employees, officers and directors opt into the plan at their choosing; and/or
     o    Issue shares to our employees, officers and directors;


Growth Mergers, Inc. Registration Statement                              Page 22

                          [LOGO - GROWTH MERGERS INC.]


We do not have an audit committee, nor do we have a compensation committee. We anticipate forming these committees at our next Board of Directors' meeting.


Additional Information
----------------------

We have filed with the Securities and Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2covering the common shares being sold in this offering. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the company, that file electronically with the SEC.

You may read and copy any reports, statements or other information that we file with the SEC at the addresses indicated above, and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.


Transfer Agent and Registrar
----------------------------

The registrar and transfer agent for our common shares is Pacific Stock Transfer. Its address is 500 E. Warm Springs, Suite 240, Las Vegas, NV, 89119 and its telephone number at this location is (702) 361-3033.


Representations
---------------

(begin boldface)
No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Growth Mergers Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.
(end boldface)










Growth Mergers, Inc. Registration Statement                              Page 23

                          [LOGO - GROWTH MERGERS INC.]








FINANCIAL STATEMENTS



Growth Mergers, Inc.
(A Development Stage Company)


                                                                        Index

Independent Auditors' Report.............................................F-1

Consolidated Balance Sheet...............................................F-2

Consolidated Statement of Operations.....................................F-3

Consolidated Statement of Cash Flows.....................................F-4

Consolidated Statement of Stockholders' Equity...........................F-5

Notes to the Consolidated Financial Statements...........................F-6




























Growth Mergers, Inc. Registration Statement                              Page 24

                                      _ _
                                     | | |
                                     |_|_|
                                     |_|_|


M A N N I N G    E L L I O T T            | 11th floor, 1050 West Pender Street,
                                          | Vancouver, BC, Canada V6E 3S7
                                          | Phone: 604.714.3600
                                          | Fax: 604.714.3669
C H A R T E R E D   A C C O U N T A N T S | Web: manningelliott.com



Independent Auditors' Report
----------------------------

To the Board of Directors
Growth Mergers, Inc.
(A Development Stage Company)


We have audited the accompanying consolidated balance sheet of Growth Mergers, Inc. (A Development Stage Company) as of July 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from February 1, 2001 (Date of Inception) to July 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Growth Mergers, Inc. (A Development Stage Company), as of July 31, 2001, and the results of its operations and its cash flows for the period from February 1, 2001 (Date of Inception) to July 31, 2001, in conformity with U.S. generally accepted accounting principles.


The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not generated any revenues since inception and is in its early stage of development. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


CHARTERED ACCOUNTANTS

Vancouver, Canada
August 30, 2001 except as to Note 5 which is as of January 31, 2002

Growth Mergers, Inc. Registration Statement                              Page 25

Growth Mergers, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(expressed in U.S. dollars)

                                                                               January 31,      July 31,
                                                                                  2002            2001
                                                                                    $              $
                                                                               (unaudited)     (audited)
                                                                               -----------    -----------

                                     ASSETS

Current Asset

  Cash                                                                            76,541         73,756
  Prepaid expenses                                                               950,513
---------------------------------------------------------------------------------------------------------

                                                                               1,027,054         73,756

Web Site Development Costs                                                         3,500              -
---------------------------------------------------------------------------------------------------------

Total Assets                                                                   1,030,554         73,756
=========================================================================================================

                                   LIABILITIES

Current Liabilities

  Accounts payable                                                                 3,746            195
  Accrued liabilities                                                              3,000              -
  Due to related party (Note 3)                                                    4,517              -
---------------------------------------------------------------------------------------------------------

Total Current Liabilities                                                         11,263            195
---------------------------------------------------------------------------------------------------------

                              STOCKHOLDERS' EQUITY

Stockholders' Equity

Common Stock: 100,000,000 common shares authorized with a par value
of $0.001; 11,823,500 and 10,000,000 issued and outstanding respectively          11,824         10,000

Additional Paid-in Capital                                                     1,402,876         90,000

---------------------------------------------------------------------------------------------------------

                                                                               1,414,700        100,000

Deficit Accumulated During the Development Stage                                (395,409)       (26,439)
---------------------------------------------------------------------------------------------------------

Total Stockholders' Equity                                                     1,019,291         73,561
---------------------------------------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities                                     1,030,554         73,756
=========================================================================================================

Contingent Liability (Note 1)
Subsequent Events (Note 5)



    The accompanying notes are an integral part of these financial statements

Growth Mergers, Inc. Registration Statement                              Page 26

Growth Mergers, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)


                                                                                                    Accumulated from
                                           Accumulated from      Three Months       Six Months      February 1, 2001
                                           February 1, 2001         Ended             Ended       (Date of Inception)
                                          (Date of Inception)     January 31,       January 31,        to July 31,
                                          to January 31, 2002        2002             2002               2001
                                                   $                  $                 $                  $
                                              (unaudited)        (unaudited)       (unaudited)         (audited)
                                          -------------------    ------------      ------------   -------------------

Revenue                                                 -                 -                 -                   -
---------------------------------------------------------------------------------------------------------------------

Expenses

  Audit                                             5,200             2,000             3,200               2,000
  Consulting fees and wages (Note 3)              245,625           202,674           229,950              15,675
  Legal and organizational                         32,592            14,605            23,900               8,692
  Promotion and trade show                         34,208             9,018            34,136                  72
  Discount on shares issued (Note 5(b))            74,750            74,750            74,750                   -
  Web site development                              3,034             3,034             3,034                   -
---------------------------------------------------------------------------------------------------------------------

                                                  395,409           306,081           368,970              26,439
---------------------------------------------------------------------------------------------------------------------

Net Loss for the Period                          (395,409)         (306,081)         (368,970)            (26,439)
=====================================================================================================================

Net Loss Per Share - Basic                                            (0.03)            (0.03)              (0.01)
=====================================================================================================================

Weighted Average Shares Outstanding                              11,216,000        10,608,000          10,000,000
=====================================================================================================================

(Diluted loss per share has not been presented as the result is anti-dilutive)


    The accompanying notes are an integral part of these financial statements

Growth Mergers, Inc. Registration Statement                              Page 27

Growth Mergers, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(expressed in U.S. dollars)

                                                 Accumulated from         Six Months        Accumulated from
                                                 February 1, 2001            Ended          February 1, 2001
                                                (Date of Inception)       January 31,      (Date of Inception)
                                                to January 31, 2002          2002           to July 31, 2001
                                                         $                     $                    $
                                                    (unaudited)           (unaudited)           (audited)
                                                -------------------       -----------      -------------------

Cash Flows To Operating Activities

  Net loss                                             (395,409)           (368,970)               (26,439)

  Adjustment to reconcile net loss to cash
    Stock based compensation                            291,643             291,643                      -
  Items not involving cash
    Prepaid expenses                                     (2,206)             (2,206)                     -
    Accounts payable                                      3,746               3,551                    195
    Accrued liabilities                                   3,000               3,000                      -
--------------------------------------------------------------------------------------------------------------

Net Cash Used In Operating Activities                   (99,226)            (72,982)               (26,244)
--------------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities

  Advances from a related party                           4,517               4,517                      -
  Common shares issued                                  174,750              74,750                100,000
--------------------------------------------------------------------------------------------------------------

Net Cash Provided By Financing Activities               179,267              79,267                100,000
--------------------------------------------------------------------------------------------------------------

Cash Flows To Investing Activities

  Web Site development costs                             (3,500)             (3,500)                     -
--------------------------------------------------------------------------------------------------------------

Net Cash Used In Investing Activities                    (3,500)             (3,500)                     -
--------------------------------------------------------------------------------------------------------------

Increase in Cash                                         76,541               2,785                 73,756

Cash - Beginning of Period                                    -              73,756                      -
--------------------------------------------------------------------------------------------------------------

Cash - End of Period                                     76,541              76,541                 73,756
==============================================================================================================

Non-Cash Financing Activities
  Stock based compensation                            1,239,950           1,239,950                      -
==============================================================================================================

Supplemental Disclosures

  Interest paid                                               -                   -                      -
  Income taxes paid                                           -                   -                      -
==============================================================================================================



    The accompanying notes are an integral part of these financial statements

Growth Mergers, Inc. Registration Statement                              Page 28

Growth Mergers, Inc.
(A Development Stage Company)
Consolidated Statement of Stockholders' Equity
From February 1, 2001 (Date of Inception) to January 31, 2002
(expressed in U.S. dollars)

                                                                                                        Deficit
                                                                                                      Accumulated
                                                    Common Stock           Additional                 During the
                                               ------------------------     Paid-in                   Development
                                                  Shares       Amount       Capital        Total         Stage
                                                    #             $            $             $             $
                                               ------------  ----------   ------------  -----------  -------------

Balance - February 1, 2001 (Date of
Inception)                                               -           -              -            -              -

  Stock issued for cash at $0.01 per
  share                                         10,000,000      10,000         90,000      100,000              -

Net loss for the period                                                                                   (26,439)
------------------------------------------------------------------------------------------------------------------

Balance - July 31, 2001 (audited)               10,000,000      10,000         90,000      100,000        (26,439)

  Stock repurchased and evidenced by a
  note payable                                  (5,000,000)     (5,000)       (45,000)     (50,000)             -

  Stock issued at $0.20 per share for
  $50,000 note receivable and
  compensation for services rendered or
  to be rendered                                 5,000,000       5,000        995,000    1,000,000              -

  Stock issued for cash at $0.10 per
  share plus a $0.10 per share discount            747,500         748        148,752      149,500              -

  Stock issued at $0.20 per share for
  services rendered or to be rendered            1,076,000       1,076        214,124      215,200              -

Net loss for the period                                                                                  (368,470)
------------------------------------------------------------------------------------------------------------------

Balance - January 31, 2002 (unaudited)          11,823,500      11,824      1,402,876    1,414,700       (394,909)
==================================================================================================================




    The accompanying notes are an integral part of these financial statements

Growth Mergers, Inc. Registration Statement                              Page 29

                          [LOGO - GROWTH MERGERS INC.]


1.   Nature of Operations and Continuance of Business

     The Company was incorporated in the state of Nevada on February 1, 2001. The Company's head operational office is located in Vancouver, B.C., Canada.

     The Company owns and operates online adult entertainment websites and began operations on October 19, 2001. The Company's business plan is to develop a series of websites offering adult oriented content and services to a wide geographic and demographic customer base over the Internet.

     The Company is in the development stage and will continue to be in the development stage until the Company receives significant revenues from operating its websites. Although planned principal activities have begun, the Company has not received significant revenue. In a development stage company, management devotes most of its activities in developing a market for its online services. The ability of the Company to emerge from the development stage with respect to its planned principal business activity is dependent upon its ability to attain profitable operations. There is no guarantee that the Company will be able to attain profitability.

     The Company has raised $100,000 to July 31, 2001 and a further $74,750 subsequently. These funds will be adequate to fund further development of websites and to operate for the twelve months ended December 31, 2002.


2.   Summary of Significant Accounting Principles

     a)   Basis of Accounting

          These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States and are presented in US dollars. There are no consolidated financial statements prepared using Canadian generally accepted accounting principles; however, there would be no material reconciling items other than presentation items.

     b)   Consolidation

          These financial statements include the accounts of the Company and its wholly owned US subsidiary, Adult Mergers, Inc. a Nevada corporation incorporated on March 8, 2001.

     c)   Fiscal Year

          The Company's fiscal year end is July 31.

     d)   Cash and Cash Equivalents

          The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

     e)   Revenue Recognition

          Revenue will be recognized in accordance with SEC Staff Accounting Bulletin 101 ("SAB 101"). Revenue will consist of web-based membership, usage, advertising, pay-per-view and E-Commerce fees paid by way of credit card over the Internet. Pursuant to SAB 101 revenues are recognized after the service has been performed and no further performance obligations exist.

     f)   Accounting for Stock Based Compensation

          The Company has adopted SFAS No. 123 "Accounting for Stock Based Compensation" which requires that stock awards granted to employees and non-employees are recognized as compensation expense based on the fair market value of the stock award or fair market value of the goods and services received whichever is more reliably measurable. The Company follows the guidance pursuant to EITF 96-18 for measurement of stock awards to non-employees.

Growth Mergers, Inc. Registration Statement                              Page 30

                          [LOGO - GROWTH MERGERS INC.]

     g)   Foreign Currency Transactions/Balances

          Transactions in currencies other than the U.S. dollar are translated at the rate in effect on the transaction date. Any balance sheet items denominated in foreign currencies are translated into U.S. dollars using the rate in effect on the balance sheet date. Resulting foreign currency gains or losses are charged to operations as incurred.

     h)   Basic and Diluted Net Income (Loss) per Share

          The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive. Loss per share information does not include the effect of the potential conversions of stock options, warrants or convertible debentures, as their effect would be anti-dilutive.

     i)   Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     j)   Income Tax

          Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") as of its inception. The Company has incurred net operating losses of $26,000 to July 31, 2001 which expires in 2016. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

     k)   Web Site Development

         The Company charges predevelopment web site costs to operations until the web site is technically feasible. Development of its web sites are then capitalized until commercially operational at which time deferred development costs are amortized to operations over the estimated life of the website being two years. Web site operating costs are charged to operations as incurred.


3.   Related Party Transactions/Balances

     The balance due to the President of the Company is without interest and has no specific terms of repayment.

     The President of the Company was paid $15,000 for the period from March 1, 2001 to July 31, 2001 and $26,933 for the six months ended January 31, 2002 for consulting services rendered.

Growth Mergers, Inc. Registration Statement                              Page 31

                          [LOGO - GROWTH MERGERS INC.]


4.   Capital Stock

     The Company does not have a stock option plan. The Company issues stock to pay for services of non-employees.


5.   Subsequent Events

     Subsequent to October 31, 2001 the Company has:

     a) On November 14, 2001 5,000,000 common shares of 10,000,000 shares originally issued for $100,000 cash were repurchased by the Company for $50,000 evidenced by a note payable. Pursuant to an agreement dated August, 2001, on November 14, 2001, 5,000,000 shares were issued at $0.01 per share, pursuant to a subscription agreement, for a $50,000 note receivable. The holders of the note payable and the note receivable agreed to offset the notes resulting in no economic change and no change to issued or stated capital stock. The excess of the amount paid for the shares, being $.01 per share, and the proposed Initial Public Offering Price ("IPO") of $0.20 per share was treated as compensation expense in accordance with SEC staff policy on valuing shares in the first year prior to an IPO. The consultants contract is a one year contract starting November 14, 2001 extending to November 14, 2002. The compensation expense of $950,000 will be charged to operations over the one year period beginning November 14, 2001.

     b) On November 20, 2001 the Company accepted and executed subscription agreements and issued 747,500 shares at $0.10 per share for cash proceeds of $74,750. These shares were issued to friends and business associates of the original shareholder and President of the Company. In accordance with SEC staff policy on valuing shares in the first year prior to an IPO these shares are deemed to be issued at $0.20 per share resulting in a $0.10 per share discount. This amount, totaling $74,750 was charged to operations in November 2001 as compensation expense.

     c) On November 29, 2001 1,076,000 shares were issued pursuant to Rule 506 of Regulation D and Regulation S for services rendered or to be rendered. These shares were valued at $0.20 per share in accordance with SEC staff policy on valuing shares in the first year prior to an IPO or $215,200 in total. Of these shares: 850,000 were issued for CFO or directors' services to be rendered between November 20, 2001 to November 20, 2002; 76,000 shares were issued to consultants for website development for the period from November 20, 2001 to November 20, 2002 and 150,000 shares were issued to a consultant providing trade show services for the period February 1, 2001 to February 28, 2002. An amount of $22,500 was accrued to October 31, 2001 with respect to trade show services. This amount was settled by the issuance of shares on November 29, 2001.

Growth Mergers, Inc. Registration Statement                              Page 32

                          [LOGO - GROWTH MERGERS INC.]


PART II


INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no director or officer of the company shall be personally liable to the company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer, provided however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve violation of criminal law or the payment of distributions in violation of N.R.S. 78.300. Any repeal or modification of our Articles of Incorporation relating to this indemnification shall be prospective only and shall not adversely affect any limitation on personal liability of any of our directors or officers for acts or omissions prior to such repeal or modification.

Our Bylaws provide that, to the maximum extent permitted by Nevada Law, we have the power to indemnify each of our agents (which includes our directors, officers, employees and agents) against expenses and shall have the power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing Fee                                                    $    624.28
Accounting and Audit Fees                                     $  4,000.00
Legal Fees and Expense                                        $ 10,000.00
Printing and Engraving Expenses (includes EDGAR service)      $ 10,000.00


RECENT SALES OF UNREGISTERED SECURITIES

     (a)  Securities issued and sold:

1. On April 20, 2001 we issued 10,000,000 common shares, having $0.001 par value per share, to Express Enterprises Ltd., at an offering price of $0.01 per share for gross offering proceeds of $100,000 USD, pursuant to Regulation S of the Securities Act of 1933.

2. On November 14, 2001 we repurchased 5,000,000 of those common shares from Express Enterprises Ltd. for $50,000.

3. On November 14, 2001 we issued 5,000,000 common shares to IFG Investments Services Inc. at a subscription price of $0.01 per share that will be recored on our accounts issued at $0.20 per share pursuant to SEC policy. The shares were issued pursuant to Regulation S.

4. On November 20, 2001, we accepted and executed subscription agreements that sold the following shares, having $0.001 par value per share, to the following persons, at an offering price of $0.10 per share for gross offering proceeds of $74,750 USD, pursuant to Regulation S of the Securities Act of 1933. These shares will be recored on our accounts as issued for $0.20 per share pursuant to SEC policy:

Name                   Residency                           Shares       Proceeds
----                   ---------                           ------       --------
Howard Chu             Montreal, QC, Canada                78,750       $ 7,875
Jimmy Chu              Montreal, QC, Canada                25,000       $ 2,500
Dzuy Nguyen            Toronto, ON, Canada                 25,000       $ 2,500
Brenda Ong             Brossard, QC, Canada                60,000       $ 6,000

Growth Mergers, Inc. Registration Statement                              Page 33

                          [LOGO - GROWTH MERGERS INC.]


Denny Lee              Brossard, QC, Canada                 6,250       $   625
Nelson Toye            Montreal, QC, Canada                25,000       $ 2,500
Ken Mun Le             Montreal, QC, Canada                25,000       $ 2,500
Patrick Fung           Toronto, ON, Canada                 50,000       $ 5,000
Simon Au               Richmond Hill, On, Canada           10,000       $ 1,000
Andy Au                Richmond Hill, ON, Canada            5,000       $   500
Harry Au               Pierrefonds, QC, Canada              5,000       $   500
Tammy Yang             Richmond Hill, ON, Canada            5,000       $   500
Edwin Jong             Montreal, QC, Canada                25,000       $ 2,500
Nga-Lai Tam            Brossard, QC, Canada                10,000       $ 1,000
Kwok-Kin Som           St. Laurent, QC, Canada             20,000       $ 2,000
Eric Anderson          Vancouver, BC, Canada              100,000       $10,000
Michael Quesnell       Vancouver, BC, Canada              100,000       $10,000
Pasquale Cusano        Vancouver, BC, Canada                5,000       $   500
Pauline Wong           Richmond, BC, Canada                 5,000       $   500
Illona Metcalfe        West Vancouver, BC, Canada           5,000       $   500
Chad DeGroot           Victoria, BC, Canada                10,000       $ 1,000
Michael Metcalfe       West Vancouver, BC, Canada          50,000       $ 5,000
Ben Wong               Vancouver, BC, Canada                5,000       $   500
Stuart McPherson       Vancouver, BC, Canada               20,000       $ 2,000
Rasheed Shah           New Westminster, BC, Canada         10,000       $ 1,000
Bonnie McRae           Vancouver, BC, Canada               20,000       $ 2,000
Annie Ho               Vancouver, BC, Canada               10,000       $ 1,000
Roger Williams         Vancouver, BC, Canada               10,000       $ 1,000
Veronica Vinje         Vancouver, BC, Canada                2,500       $   250
Ian Leila              Vancouver, BC, Canada                5,000       $   500
Grant Johnson          West Vancouver, BC, Canada           5,000       $   500
David Wolsey           Vancouver, BC, Canada                5,000       $   500
Christine Gould        West Vancouver, BC, Canada           5,000       $   500

Total                                                     747,500       $74,750
                                                          =======       =======

5. On November 29, 2001, we issued shares as payment in lieu of cash for services provided or to be provided to us by the following persons, for services we valued at the amounts indicated in the following table. We valued our shares at $0.05 per share but for the purposes of SEC policy this registration statement has recorded the value at $0.20 per share. The shares issued to U.S. persons were issued pursuant to Rule 506 of Regulation D; the shares issued to the non-U.S. person, Rob Fuller, were issued pursuant to Regulation S.

Name                  Residency                    Shares        Value of Shares
----                  ---------                    ------        ---------------
Colin Rowntree        Hollis, New Hampshire         50,000       $  10,000
Jay Servidio          New Canaan, CT                26,000       $   5,200
Graham Hunter         Sunnyvale, CA, USA            50,000       $  10,000
Chase Norlin          Seattle, Washington           50,000       $  10,000
Richard DeRosa        Palm Bay, Florida            150,000       $  30,000
Rob Fuller            Nanaimo, BC, Canada          750,000       $ 150,000

(b)  Underwriters and Other Purchasers.
     Not applicable

(c)  Consideration.
     See (a) above.

(d)  Exemption from Registration Claimed.
     See (a) above.

Growth Mergers, Inc. Registration Statement                              Page 34

                          [LOGO - GROWTH MERGERS INC.]



EXHIBITS

A.   Exhibits

The following exhibits are attached hereto:

Exhibit
Number   Title
------   -----

3.1      Our Articles of Incorporation dated February 1, 2001.
4.1      Specimen ordinary share certificate
5.1      Opinion  of Stepp  Law  Group  as to the  validity  of the  securities offered hereby
10.1     Material contract - ibill agreement
10.2     Material contract - Teleteria Inc. agreement
10.3     Material contract - IFG Investments Services Inc. agreement
10.4     Material contract - Express Enterprises Loan agreement with Growth
           Mergers Inc.
10.5     Material contract - Cancellation of indebtedness between Growth
           Mergers Inc. and Express Enterprises Ltd.
10.6     Material contract - Transfer of IFG Investments Services Inc. note payable to Growth Mergers Inc. to Express Enterprises Ltd.
10.7     Material contract - Web hosting agreement with Street Light Productions
         Ltd.
23.1      Consent of Manning Elliott, Chartered Accountants
24.1      Power  of  Attorney   (Contained  on  the  signature   pages  of  this
          Registration Statement)

B.   Financial Statement Schedules

All schedules are omitted because they are not applicable or the required information is shown in our consolidated financial statements and related notes attached to the prospectus.


Undertakings
------------

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

     (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) Include any additional changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

(4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.


Growth Mergers, Inc. Registration Statement                              Page 35

                          [LOGO - GROWTH MERGERS INC.]


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Winston Barta his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the day of 10th December, 2001.

SIGNATURE                                   TITLE


/s/Winston Barta                            President and Director
--------------------
Mr. Winston Barta


/s/ Mr. Chase Norlin                        Director
--------------------
Mr. Chase Norlin


/s/ Mr. Graham Hunter                       Director
---------------------
Mr. Graham Hunter


SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada on December 10, 2001.

GROWTH MERGERS INC.


/s/ Winston Barta                           President and Director
--------------------
Mr. Winston Barta


/s/ Mr. Chase Norlin                        Director
--------------------
Mr. Chase Norlin


/s/ Mr. Graham Hunter                       Director
---------------------
Mr. Graham Hunter


Growth Mergers, Inc. Registration Statement                              Page 36